                                                                       EXHIBIT 5


14 November 1996


Digital Equipment Corporation
111 Powdermill Road
Maynard, Massachusetts  01754

Re: Registration Statement on Form S-8
    Relating to the Digital Equipment Corporation
    1968 Employee Stock Purchase Plan and
    1981 International Employee Stock Purchase Plan
    -----------------------------------------------

Ladies and Gentlemen:

I am Vice President, Assistant General Counsel, Secretary and Clerk of Digital Equipment Corporation (the "Corporation"), a Massachusetts corporation. I am of the opinion that the 7,500,000 shares of Common Stock, par value $1.00 per share, proposed to be issued by the Corporation pursuant to the Plans will be legally issued, fully-paid and nonassessable after the issuance of such shares in accordance with the terms of the Plans.

I am further of the opinion that no action of any governmental authority is necessary for the issuance and sale of such shares by the Corporation except that the above-referenced Registration Statement shall have become effective and such action as may be necessary under the securities laws of the several states shall have been taken.

I hereby consent to the filling of this opinion as Exhibit 5 to the above-referenced Registration Statement.


Very truly yours,

/s/ Gail S. Mann

Gail S. Mann
Vice President, Assistant General Counsel,
Secretary and Clerk